One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

July 14, 2014

NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451

Ladies and Gentlemen:

We have acted as counsel for NeuroMetrix, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on July 14, 2014 under the Securities Act of 1933, as amended, covering the offering for resale, on a delayed or continuous basis, of 5,893,313 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of 1,971,744 shares of Common Stock (the “Common Shares”) reserved for issuance upon the conversion of the Company’s Series A-4 convertible preferred stock, par value $0.001 per share (the “Series A-4 Preferred Stock”), and 3,921,569 shares of Common Stock issuable upon exercise of the Company’s five year warrants (the “Warrant Shares”), by the selling security holders named therein (the “Selling Security holders”). The Shares have been issued or are issuable pursuant to the Securities Purchase Agreement, dated June 24, 2014, as amended, by and among the Company and the Selling Security holders. The Shares also include share purchase rights (the “Share Purchase Rights”) under the Company’s Shareholder Rights Agreement dated March 7, 2007, as amended, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Shareholder Rights Agreement”) that may be issued at a future date in accordance with the terms of the Shareholder Rights Agreement.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, both as currently in effect; the Shareholder Rights Agreement; the minutes of all pertinent meetings of the directors of the Company relating to the Registration Statement and the exhibits thereto and the Securities Purchase Agreement and the transactions contemplated thereby; and such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, and subject to the limitations set forth below, we advise you that in our opinion:

a.	the Common Shares have been duly authorized and reserved for issuance, and when issued upon conversion of the Series A-4 Preferred Stock in accordance with the terms thereof, will be legally issued, fully paid and non-assessable;

b.	the Warrant Shares have been duly authorized and reserved for issuance, and, when issued upon exercise of the Warrants in accordance with the terms thereof, will be legally issued, fully paid and non-assessable; and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

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Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

July 14, 2014

c.	the Share Purchase Rights will be duly and validly issued.

In rendering our opinion regarding the Share Purchase Rights, we have assumed that the Board of Directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the administration of the Shareholder Rights Agreement and the issuance of the Share Purchase Rights thereunder. In connection with the foregoing, our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Share Purchase Rights at some future time. Further, our opinion addresses the Shareholder Rights Agreement and the Share Purchase Rights in their entirety and not any particular provision of them, and it is not settled whether the invalidity of any particular provision would invalidate the Share Purchase Rights in their entirety.

Our opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the United States Federal Laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the State of Delaware.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon statutes, rules, regulations and judicial decisions existing on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or legal or factual developments after the date hereof which might affect any matters or opinions set forth herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.